Forest Corporate Officer Severance Benefit Plan
And
Summary Plan Description

Forest Corporate Officer Severance Benefit Plan
And Summary Plan Description

1.	INTRODUCTION

The Forest Corporate Officer Severance Benefit Plan (the “Plan”) is designed to provide severance benefits to eligible U.S. Corporate Officers (other than the CEO) of Forest Laboratories, Inc. (FLI, together with its successors, the “Company”) if their employment with the Company is terminated as set forth herein.  This Plan is an “employee welfare benefit plan” as defined in Section 3(1) of Title I of ERISA and the type of plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of ERISA.

If you have any questions regarding the Plan, please contact your Human Resources representative.

The Company reserves the right to amend, modify or terminate the Plan at any time for any reason, subject to the limitations set forth herein.

The Plan is established effective November 1, 2013.  As to those persons covered by the Plan, the Plan supersedes all other Company severance guidelines, policies or plans, whether formal or informal; provided that the Plan does not supercede any individual employment agreements, offer letters, or other individual agreements with any such persons.

2.	DEFINED TERMS

(a) “Annualized Bonus” means the greater of (i) your annual target bonus for the most recently completed fiscal year for which annual bonuses have been determined or (ii) your average annual bonus for the three (3) most recently completed fiscal years for which annual bonuses have been determined.

(b) “Base Pay” means the sum of (i) your annual base salary, as of your Termination Date, including any before-tax contributions you make to any Company sponsored retirement or welfare benefit plan plus (ii) your Annualized Bonus, (in each case, without regard to any reduction constituting Good Reason).  Base Pay excludes equity compensation, and any other non-ordinary compensation and/or benefits provided by the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (i) your possession, use, sale or distribution of illegal drugs; (ii) your misappropriation, misuse or theft of funds or property belonging to the Company; (iii) your violent or threatening behavior that adversely affects the Company; (iv) your material breach of any agreement to which you and the Company are parties; (v) your material violation of any law, code, ordinance, rule or regulation in connection with your employment; (vi) your being excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs; (vii) your conviction of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), which has not yet resulted in your being excluded, debarred, suspended, or otherwise declared ineligible; (viii) your inclusion on the (A) Health and Human Services/Office of Inspector General List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov) or (B) General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov); (ix) your continuing and willful violation of any Company policy (including but not limited to the Code of Business Conduct and Ethics); (x) your willful failure to substantially perform your duties; or (xi) your willful and continuing misconduct or otherwise engaging in any acts that, in the reasonable judgment of the Company, do not comport with the Company’s standards.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Property” means all paper and electronic documents of the Company or its successors created and/or received by you during your employment and other property of the Company or its successors which you had in your possession or control at any time, including, but not limited to, files, notes, lab notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company or its successors (and all reproductions thereof in whole or in part).

(g) “Eligible Terminated Employee” has the meaning set forth in Section 3 hereof.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i) “Good Reason” means the occurrence of any of the following without your written consent:  (i) a material diminution in title or scope of principal responsibilities, (ii) a material reduction in your base salary or target bonus eligibility or  (iii) the relocation of your principal place of employment more than seventy-five (75) miles from its location.

(j) “Plan Administrator” means FLI.

(k) “Regular Employee” means an individual who (i) is directly employed and paid by the Company and on whose behalf the Company withholds income tax from his or her compensation; (ii) has regular full-time or part-time employment with the Company; and (iii) is considered and classified by the Company as a “regular employee.”  Notwithstanding the foregoing, a “Regular Employee” shall not include any of the following: (A) a temporary, seasonal or leased employee, intern, or floater; (B) an employee on an unpaid leave of absence who does not have a job guarantee upon completion of the leave; (C) an individual who is not directly paid by the Company through its payroll system (without regard to his or her common law employment status); and (D) a consultant, contingent worker, independent contractor or person who provides services to the Company pursuant to an independent contractor, consultant or vendor agreement, or pursuant to an agreement with any third party, irrespective of whether such individual is determined by any third party (including without limitation any court, arbitrator or governmental or regulatory agency) to constitute an employee of the Company.

(l) “Termination Date” means the effective date of the termination of your employment with the Company (or its successor).

(m) “Termination Without Cause” means a termination of your employment by the Company without Cause.

(n) “WARN” means the federal Worker Adjustment Retraining And Notification Act and/or any state plant or facility closing or mass layoff law, in each case, as amended.

3.	SEVERANCE BENEFIT ELIGIBILITY

If you are subjected to a termination Without Cause, or you terminate your employment for Good Reason within 90 days of the occurrence of such Good Reason, you are eligible for severance benefits under the Plan (and will be referred to for purposes of the Plan as an “Eligible Terminated Employee”) if you also satisfy each and every one of the following criteria:

(a) You are a Regular Employee (full-time or part-time) with the title of Vice President of FLI or above who works in the United States and are on the U.S. payroll of the Company.

(b) You have provided the Company with at least one hundred eighty (180) consecutive days of service as a Regular Employee.

(c) You do not engage in any act or omission that the Company determines, in its reasonable discretion, justifies or would have justified the termination of your employment for Cause, regardless of whether this determination occurs before or after your Termination Date or whether the conduct took place before or after your Termination Date.

(d) You do not resign from employment prior to your Termination Date (with the exception of a termination of your employment by you for Good Reason).

(e) Your employment is not terminated as a result of your death.

(f) Your employment is not terminated due to a disability that renders you unable to perform the essential functions of your job with or without reasonable accommodation.

(g) At the time of your Termination Date (or earlier if so requested by the Company or its successor), you have made reasonable arrangements with the Company for the return to the Company (or its successor), and do not retain any copies of, any and all Company Property in your possession or control.

(h) You sign and return to the Company (or its successor) a separation agreement, including, among other things, a fully enforceable and irrevocable general release and waiver of all claims, in a form reasonably acceptable to the Company, and not inconsistent with the terms and conditions hereof, within the time frame set forth in the separation agreement but in no case later than sixty (60) days following your Termination Date.

4.	SEVERANCE BENEFITS

(a) If you become an Eligible Terminated Employee the monetary severance benefit payable to you will be calculated based on level of employment in accordance with the attached appendix, subject in all cases to Section 4(b) and Section 4(d) below.  Your level of employment is based on your title immediately prior to your Termination Date.  Your monetary severance benefit will be paid in a lump sum within seventy (70) days following your Termination Date; provided, if the seventy (70) day period begins in one calendar year and ends in the subsequent calendar year, the payment will be made in such subsequent calendar year.  For the avoidance of doubt, in the event you are qualified to receive severance benefits hereunder pursuant to two or more provisions (e.g., a Termination Without Cause and/or Termination for Good Reason), you shall receive severance benefits only with respect to that provision which provides you with the greatest severance benefit.

(b) In the event that you are party to an employment agreement, offer letter or other individual agreement with the Company (or its successor) that provides for cash severance pay, all severance benefits paid to you under the Plan will be reduced and/or offset on a dollar for dollar basis (but not below zero) by the amount of the cash severance pay that is paid to you under your employment agreement, offer letter or other individual agreement in connection with your actual termination of employment.  For purposes of this Section 4(b), cash severance pay shall exclude any (i) accrued but unpaid base salary, (ii) payment for accrued but unused paid time-off, (iii) reimbursements for costs and expenses, (iv) bonus payments for completed performance periods, (v) cash payments relating to the settlement of equity or equity-based awards, (vi) payments pursuant to retirement, deferred compensation plans and other employee benefit plans and (vii) non-compensatory payments.

(c) If you become an Eligible Terminated Employee, the Company shall continue medical, prescription and dental benefits (medical benefits) to the Executive and the Executive’s family at least equal to those which would have been provided to them had employment not been terminated Without Cause or for Good Reason, for 12 months following the effective date of termination, provided, however, that if the Executive becomes employed with another employer who provides medical benefits, the medical and other welfare benefits described herein shall be secondary to those provided under such other plans.

(d) In the event that WARN applies to you and you would otherwise be eligible to receive severance benefits under the Plan that exceed any notice, payment or other benefit to which you may be entitled under WARN, all severance benefits under the Plan will be reduced and/or offset by any notice (including any paid days in lieu of notice), payments, or other benefits that you are given under WARN.

(e) The Plan Administrator in its sole and absolute discretion may arrange to provide an Eligible Terminated Employee with, and an Eligible Terminated Employee may elect to utilize, outplacement counseling services from an outplacement firm selected by the Plan Administrator, subject to such terms and conditions as the Plan Administrator may determine.

5.	PLAN ADMINISTRATION

(a) The administration of the Plan will be under the supervision of the Plan Administrator.  It will be the responsibility of the Plan Administrator to assure that the Plan is carried out in accordance with its terms.  The Plan Administrator will have full power and sole discretionary authority to administer, interpret and construe the Plan, and to determine all claims for benefits, subject to the terms of the Plan and applicable law.  The Plan Administrator's actions, interpretations and determinations will be final and binding on all concerned and, in the event of judicial review, will be entitled to the maximum deference allowed by law.  Without limiting the foregoing, the Plan Administrator will have discretionary authority:

(1)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(2)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(3)	To compute the amount of benefits which will be payable to any individual in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(4)	To authorize the payment of benefits;

(5)	To appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan;

(6)	To determine which subsidiaries and affiliates of FLI participate in the Plan; and

(7)
To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, and such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA.

The interpretations and determinations of the Plan Administrator will be final and binding and are not required to be uniform among similarly situated individuals.  The Plan Administrator also reserves the right to provide additional benefits, in the Plan Administrator's sole discretion.  In administering the Plan, the Plan Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, counsel or other expert who is employed or engaged by the Plan Administrator.

The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by law any employee serving as or on behalf of the Plan Administrator or as a member of a committee designated as Plan Administrator (including any employee or former employee who formerly served as Plan Administrator or as a member of such committee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

6.	INTERNAL REVENUE CODE SECTION 409A

The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the Plan shall be interpreted to that end.  In the event that any benefit hereunder is determined by the Plan Administrator to be subject to Code Section 409A, the Plan Administrator may modify such benefit (including by amending any of the terms of the Plan) as it deems necessary to comply with the provisions of Code Section 409A.

If the Plan Administrator determines that the severance payments or outplacement counseling benefits provided under the Plan constitute "deferred compensation" under Code Section 409A and you are, at your Termination Date, a "Specified Employee", as such term is defined in Code Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of such payments and benefits shall be delayed to the earlier to occur of (i) the date that is six months and one day after your Termination Date, or (ii) the date of your death.

If under this Plan, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

For purposes of this Plan, you will be considered to have terminated your employment with the Company if you completely cease to provide services to the Company with no anticipated return to providing services to the Company.

No provision of the Plan shall be construed as a representation or guarantee of any particular tax effect for the payments and benefits under the Plan, and neither the Company, the Plan nor the Plan Administrator shall have any liability or be responsible for any claim related to the incurrence by you of any tax, interest, expense, loss of tax benefit, or any other obligation or liability, in each case, arising under or related to Code Section 409A or any other Code provision.

7.	AMENDMENT AND TERMINATION OF THE PLAN

The Plan may be amended, suspended, or terminated at any time by the Company, acting through its Board of Directors or the Compensation Committee of the Board, in whole or in part, for any reason, and without either the consent of or prior notification to any employee.  No amendment to, or suspension or termination of, the Plan shall discontinue or otherwise affect any further payment or other obligations already matured and accrued under the Plan prior to such amendment, suspension or termination.

8.	CLAIM PROCEDURE

If you believe you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan.  You will be informed of the Plan Administrator's decision with respect to your claim within 90 days after it is filed.  Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim.  If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim.  If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which you respond in writing to the Plan’s request for information.

If your claim is denied, in whole or in part, you will be notified in writing of the specific reason for the denial, the exact Plan provision on which the decision was based, what additional material or information is relevant to your claim, and what procedure you should follow to get your claim reviewed again.  The notice will also include a statement regarding the procedures for you to file a request for appeal of the claim denial and your right to bring a civil action under Section 502(a) of ERISA following a claim denial on appeal.  If you are not notified within the 90-day (or 180-day, if extended) period, you may consider your claim to be denied.  In either case, you then have 60 days to appeal the decision to the Plan Administrator.

Your appeal must be submitted in writing.  You may submit a written statement of issues and comments. You may request the opportunity to review relevant documents prior to submission of your written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to your claim for severance and/or benefits under the Plan.  The review of the appeal will take into account all comments, documents, records and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.

A decision as to your appeal will be made within 60 days after the appeal is received.  Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal.  If this occurs, you will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which your appeal was received, and the reason for the extension.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason for the denial and the exact Plan provision on which the decision was based.  The decision on your appeal will be final and binding on all parties and persons affected thereby.  If you are not notified within the 60-day (or 120-day, if extended) period you may consider your appeal as denied.  The notice will also include a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of your right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under the Plan may be brought until you (i) have submitted a written claim for benefits in accordance with the procedures described above, (ii) have been notified by the Plan Administrator that the claim is denied, (iii) have filed a written request for a review of the decision in accordance with the appeal procedure described above, and (iv) have been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to your claim or appeal within the relevant time limits specified in this Section 8, you may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

9.	STATEMENT OF ERISA RIGHTS

The Plan is an “employee welfare benefit plan” subject to ERISA.  As a participant in the Forest Corporate Officer Severance Benefit Plan you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

Receive Information About the Plan and its Benefits

Examine, without charge, at the Company’s offices, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) required to be filed by the Plan with the U.S. Department of Labor and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or its employees, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request from the Plan a copy of Plan documents or the latest annual report required to be filed by the Plan with the U.S. Department of Labor and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or contact the: Division of Technical Assistance and Inquiries Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

10.	IMPORTANT INFORMATION ABOUT THE PLAN

NAME OF PLAN:	Forest Corporate Officer Severance Benefit Plan
PLAN YEAR:	January 1 through December 31
TYPE OF PLAN:	Employee welfare severance benefit plan
PLAN SPONSOR:	Forest Laboratories, Inc. 909 Third Avenue New York, New York 10022 Telephone: 212-421-7850
EMPLOYER IDENTIFICATION NUMBER:	__________________
PLAN NUMBER:	_______________
PLAN ADMINISTRATOR:	Forest Laboratories, Inc. 909 Third Avenue New York, New York 10022
FUNDING:	Benefits under the Plan are paid out of the general assets of the Company.
AGENT FOR SERVICE OF LEGAL PROCESS:	The Plan Administrator. Process may be served at the address specified above.
TYPE OF ADMINISTRATION:	Employer Administered. The Plan is administered by Forest Laboratories, Inc.

11.	MISCELLANEOUS

(a)           Records.  The records of the Company with respect to your length of employment, employment history, reason for employment termination, base pay, absences, and all other relevant matters may be conclusively relied on by the Plan Administrator.

(b)           Governing Law.  This Plan is an employee welfare benefit plan that is regulated by ERISA, a federal law.  To the extent, if any, that state laws apply to the Plan, New York State law shall apply (except to the extent it would require use of another state's law).  You expressly consent to personal jurisdiction in the state of New York, and any and all disputes shall be litigated in either the U.S. District Court for the Southern District of New York or New York Supreme Court, New York County.

(c)           Severability.  Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan will remain in effect, unless it is amended or terminated as provided in Section 7.

(d)           Assignment and Alienation.  Except as required by law, the benefits payable under the Plan will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.

(e)           Plan Not a Contract of Employment.  Nothing contained in the Plan will be held or construed to create any liability upon the Company to retain you in its service.  You are, at all times, an employee at will, and nothing in this Plan shall preclude or in any way restrict the Company from terminating you for any reason or no reason at all, except as otherwise prohibited by law.  All employees will remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

(f)           Tax Withholding.  The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           Funding.  This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA.  No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder.

(h)           Overpayments.  If any overpayment is made to you under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment.  You shall cooperate fully with the Plan Administrator and return any overpayment.

Forest Corporate Officer Severance Benefit Plan
And Summary Plan Description

Appendix I

Severance Eligibility

Title	Termination Without Cause or for Good Reason (multiple of Base Pay)
Corporate VP, SVP and EVP	1x

Base pay shall have the meaning as set forth in Section 2(b) of this Plan.